Fixed Overview Report: CSMC 07-1 Grp 2

Summary of Loans in Statistical Calculation Pool				Range
(As of 1/26/2007 )

Total Number of Loans			156

Total Outstanding Balance			$44,935,108
Average Loan Balance			$530,628	$ 45,470 to $ 2,152,573
WA Mortgage Rate			5.970%	5.750 % to 6.375%
WA Original Term (months)			180	180 to	180
WA Remaining Term (months)			171	117 to	180
WA Age (months)			9	0 to	63
WA LTV			66.66%	16.00 % to 100.00%
WA CLTV			71.27%	16.00 % to 100.00%
WA FICO			744	579 to	815
Balloon			0.00%
California North			10.16%
California South	(ZIP : 90000	- 93600)	35.55%
Size (% of pool)	Jumbo/Super-Jumbo		85.37%
	Conforming (Size=C)		14.63%
Secured by (% of pool)	1st Liens		100.00%
	2st Liens		0.00%

Top 10 States		Top 10 Prop	Doc Types	Purpose Codes	Occ Codes	IO Loans
CA	45.71%	SFR 74.07%	FL 39.25%	P 51.56%	P 87.19%	0	66.62%
PR	15.84%	PUD 15.75%	SS 2.87%	CO 31.07%	S 7.61%	120	27.90%
FL	6.01%	CO 8.92%	RE 51.90%	RT 17.37%	I 5.21%	60	5.48%
IL	3.31%	2-4F 0.75%	ND 5.98%
NC	2.89%	Demi 0.50%
TN	2.85%
NY	2.12%
SC	1.92%
OH	1.87%
AZ	1.76%

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
All	82,777,928.31	156	100.00	530,627.75	5.75	6.38	6.05	5.73	174	6	741	67
orig _balance	273,570.30	4	0.33	68,392.58	5.88	6.25	5.98	5.66	173	7	670	44
0 =< ... < 100000.01
100000.01 =< ... < 200000.01	2,639,203.61	17	3.19	155,247.27	5.75	6.38	6.25	5.78	177	3	757	53
200000.01 =< ... < 300000.01	1,513,895.37	6	1.83	252,315.90	5.75	6.38	5.99	5.62	177	3	755	65
300000.01 =< ... < 400000.01	4,269,711.36	12	5.16	355,809.28	5.75	6.38	6.02	5.65	177	3	743	69
400000.01 =< ... < 500000.01	19,945,408.64	46	24.10	433,595.84	5.75	6.38	6.04	5.70	169	11	734	71
500000.01 =< ... < 600000.01	15,036,540.69	28	18.16	537,019.31	5.75	6.38	6.10	5.75	175	5	737	69
600000.01 =< ... < 700000.01	10,271,536.71	16	12.41	641,971.04	5.75	6.25	6.01	5.74	175	5	750	69
700000.01 =< ... < 800000.01	3,639,014.54	5	4.40	727,802.91	5.88	6.38	6.15	5.77	177	3	749	67
800000.01 =< ... < 900000.01	3,397,822.15	4	4.10	849,455.54	5.75	6.13	5.94	5.69	172	8	718	73
900000.01 =< ... < 1000000.01	3,782,347.90	4	4.57	945,586.98	5.88	6.13	6.03	5.73	175	5	748	50
1000000 =< ... < 1250000	6,676,516.79	7	8.07	953,788.11	5.75	6.25	6.01	5.70	170	10	768	67
>= 1250000.01	11,332,360.25	7	13.69	1,618,908.61	5.88	6.13	6.02	5.79	178	2	730	59
Sched_Balance	273,570.30	4	0.33	68,392.58	5.88	6.25	5.98	5.66	173	7	670	44
0 =< ... < 100000.01
100000.01 =< ... < 200000.01	2,639,203.61	17	3.19	155,247.27	5.75	6.38	6.25	5.78	177	3	757	53
200000.01 =< ... < 300000.01	1,513,895.37	6	1.83	252,315.90	5.75	6.38	5.99	5.62	177	3	755	65
300000.01 =< ... < 400000.01	7,968,304.19	22	9.63	362,195.65	5.75	6.38	5.92	5.60	159	21	748	69
400000.01 =< ... < 500000.01	17,628,149.84	39	21.30	452,003.84	5.75	6.38	6.09	5.73	175	5	729	71
500000.01 =< ... < 600000.01	15,363,564.88	28	18.56	548,698.75	5.75	6.38	6.09	5.75	175	5	742	69
600000.01 =< ... < 700000.01	8,563,178.49	13	10.34	658,706.04	5.75	6.25	6.02	5.76	178	2	745	69
700000.01 =< ... < 800000.01	3,639,014.54	5	4.40	727,802.91	5.88	6.38	6.15	5.77	177	3	749	67
800000.01 =< ... < 900000.01	4,247,596.04	5	5.13	849,519.21	5.75	6.13	5.90	5.65	166	14	728	74
900000.01 =< ... < 999999.99	7,606,513.30	8	9.19	950,814.16	5.75	6.13	6.00	5.70	173	7	758	58
1000000 =< ... < 1250000	2,002,577.50	2	2.42	1,001,288.75	6.13	6.25	6.19	5.84	178	2	766	66
>= 1250000.01	11,332,360.25	7	13.69	1,618,908.61	5.88	6.13	6.02	5.79	178	2	730	59
state TOP 10 CA	39,776,711.45	72	48.05	552,454.33	5.75	6.38	6.09	5.74	177	3	732	68
Other	15,784,321.38	33	19.07	478,312.77	5.75	6.38	6.06	5.77	177	3	741	69
PR	7,740,283.16	16	9.35	483,767.70	5.75	5.88	5.79	5.54	143	37	748	73
FL	5,026,098.07	13	6.07	386,622.93	5.75	6.38	6.09	5.73	175	5	786	59
IL	3,513,673.90	5	4.24	702,734.78	5.88	6.38	6.03	5.79	174	6	741	49
	2,211,887.03	6	2.67	368,647.84	5.88	6.38	6.10	5.78	178	2	707	50
NY
SC	2,152,572.69	1	2.60	2,152,572.69	6.00	6.00	6.00	5.80	179	1	767	60
NC	1,954,442.01	4	2.36	488,610.50	5.75	6.14	5.91	5.67	177	3	765	66
TN	1,863,443.16	3	2.25	621,147.72	5.88	6.25	6.15	5.66	176	4	761	76
AZ	1,404,495.46	2	1.70	702,247.73	6.13	6.13	6.13	5.72	177	3	742	48
MO	1,350,000.00	1	1.63	1,350,000.00	6.00	6.00	6.00	5.80	180	0	718	75
Orig_LTV 0 =< ... < 50.01	16,185,524.84	34	19.55	476,044.85	5.75	6.38	6.06	5.75	175	5	735	39
50.01 =< ... < 60.01	10,176,747.72	17	12.29	598,632.22	5.75	6.38	5.95	5.72	176	4	743	57
60.01 =< ... < 70.01	10,944,115.18	18	13.22	608,006.40	5.75	6.38	6.03	5.75	170	10	742	67
70.01 =< ... < 80.01	44,401,998.95	84	53.64	528,595.23	5.75	6.38	6.07	5.72	174	6	742	78
80.01 =< ... < 90.01	879,541.62	2	1.06	439,770.81	5.88	5.88	5.88	5.63	160	20	721	86
90.01 =< ... < 100.01	190,000.00	1	0.23	190,000.00	6.38	6.38	6.38	5.88	180	0	722	100
Curr_Rate 5.75 =< ... < 6	27,000,866.88	54	32.62	500,016.05	5.75	5.88	5.82	5.58	167	13	738	64

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
6 =< ... < 6.25	35,810,265.81	53	43.26	675,665.39	6.00	6.14	6.07	5.79	177	3	742	66
6.25 =< ... < 6.5	19,966,795.62	49	24.12	407,485.62	6.25	6.38	6.32	5.82	177	3	741	71
Property_Type 2-4 Family	1,177,574.69	3	1.42	392,524.90	5.88	6.38	6.34	5.86	179	1	707	58
Condo	7,204,592.90	16	8.70	450,287.06	5.75	6.38	6.00	5.72	169	11	765	72
PUD	14,679,220.91	23	17.73	638,227.00	5.75	6.38	6.08	5.76	177	3	741	62
Single Family Residence	58,808,937.16	113	71.04	520,433.07	5.75	6.38	6.04	5.72	173	7	738	67
Purpose Purchase	40,899,726.95	70	49.41	584,281.81	5.75	6.38	6.06	5.72	175	5	747	74
Refinance - Cashout	24,598,288.70	51	29.72	482,319.39	5.75	6.38	6.01	5.72	171	9	734	59
Refinance - Rate Term	17,279,912.66	35	20.88	493,711.79	5.75	6.38	6.09	5.77	175	5	736	60
Occupancy Investment	6,430,697.55	12	7.77	535,891.46	5.75	6.38	6.13	5.82	172	8	745	69
Primary	69,943,321.98	133	84.50	525,889.64	5.75	6.38	6.05	5.72	174	6	737	66
Secondary	6,403,908.78	11	7.74	582,173.53	5.75	6.38	6.00	5.73	172	8	772	69
Orig_Term	82,777,928.31	156	100.00	530,627.75	5.75	6.38	6.05	5.73	174	6	741	67
180 =< ... < 192
Doc_Type Full	26,794,462.68	52	32.37	515,278.13	5.75	6.38	5.98	5.67	167	13	749	65
No Doc (NINA)	4,583,820.10	10	5.54	458,382.01	5.75	6.38	6.08	5.71	177	3	728	49
Reduced (partial)	48,551,944.56	87	58.65	558,068.33	5.75	6.38	6.08	5.76	177	3	737	69
Stated / Stated	2,847,700.97	7	3.44	406,814.42	5.75	6.38	6.06	5.77	176	4	745	63
Fico	45,469.90	1	0.05	45,469.90	5.88	5.88	5.88	5.63	151	29	579	85
550 =< ... < 600
600 =< ... < 650	1,532,315.43	4	1.85	383,078.86	5.75	6.13	5.96	5.74	162	18	626	67
650 =< ... < 700	18,200,001.77	32	21.99	568,750.06	5.75	6.38	6.01	5.75	176	4	682	62
700 =< ... < 750	22,500,747.58	44	27.18	511,380.63	5.75	6.38	6.10	5.74	175	5	727	70
750 =< ... < 800	32,444,042.86	57	39.19	569,193.73	5.75	6.38	6.05	5.72	173	7	772	67
800 =< ... < 850	8,055,350.77	18	9.73	447,519.49	5.75	6.38	5.98	5.68	172	8	808	64
interest_only_period	55,550,234.20	98	67.11	566,839.12	5.75	6.38	5.99	5.73	172	8	741	62
0
120	21,833,600.85	47	26.38	464,544.70	5.75	6.38	6.15	5.71	178	2	734	77
60	5,394,093.26	11	6.52	490,372.11	6.13	6.38	6.27	5.77	177	3	769	70